PROSPECTUS
                                U.S.$86,250,000
              6.50% CONVERTIBLE SUBORDINATED NOTES DUE MAY 1, 2003

    This Prospectus relates to the offering for resale of the 6.50% Convertible Subordinated Notes (the "Notes") issued under an Indenture, dated May 7, 1996, between North American Vaccine, Inc. (the "Company") and Marine Midland Bank, as Trustee (the "Trustee"), and the shares of common stock, no par value ("Common Shares"), of the Company issuable upon conversion of the Notes. The Notes were issued and sold (the "Original Offering") on May 7, 1996 (the "Original Offering Date") to the Underwriters (as defined) and were simultaneously sold by the Underwriters, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed by the Underwriters to be qualified institutional buyers as defined in Rule 144A under the Securities Act, to a limited number of institutional investors that are accredited investors within the meaning of Rule 501(a) under the Securities Act and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

    The Notes and the Common Shares issuable upon conversion of the Notes (the "Offered Securities") may be offered and sold from time to time by the holders of the Offered Securities or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Offered Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution" and "Selling Holders." If required, the names of any such agents or underwriters involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Holders will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the offer and sale of the Offered Securities. The Selling Holders and any broker/dealers, agents or underwriters that participate in the distribution of the Offered Securities may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

    The Notes are convertible into Common Shares at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $24.858 per share (equivalent to a conversion rate of 40.2293 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. On October 31, 1996, the last reported sale price of the Common Shares, which are listed on the American Stock Exchange ("AMEX") under the symbol "NVX," was $22.25 per share.

    Interest on the Notes is payable on May 1 and November 1 of each year, commencing on November 1, 1996. Principal and interest payments will be made without any deduction for withholding taxes, except to the extent described under "Description of Notes -- Payment of Additional Amounts". The Notes are redeemable (a) in the event of certain developments involving withholding taxes (as described under "Description of Notes -- Redemption -- Redemption for Taxation Reasons"), at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date, and (b) at the option of the Company, on or after May 1, 1999, in whole or in part, at the redemption prices set forth herein, plus accrued interest to the redemption date. See "Description of Notes -- Redemption -- Optional Redemption." The Notes are not entitled to any sinking fund. The Notes will mature on May 1, 2003.

    In the event of a Change in Control (as defined), each holder of Notes ("Holder") may require the Company to repurchase its Notes, in whole or in part, for cash or, at the Company's option, for Common Shares (valued at 95% of the average closing prices for the five trading days immediately preceding the second trading day prior to the repurchase date), at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date.

    The Notes are unsecured obligations subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and are effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of June 30, 1996, the Company had no outstanding consolidated Senior Indebtedness. See "Risk Factors -- Ranking; Subordination The Indenture will not restrict the Company or its subsidiaries from incurring additional Senior Indebtedness or other indebtedness. See "Description of Notes -- Subordination."

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 7.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 5, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the following public reference facilities maintained by the Commission: Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1300, Seven World Trade Center, New York, New York 10048; and The Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

     This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the Offered Securities. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Offered Securities. Although statements concerning and summaries of certain documents are included herein, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. These documents may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained at fees and charges prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 1-10451) are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, and June 30, 1996; and (iii) the Company's Proxy Statement for its Annual Meeting of Shareholders, dated May 1, 1996.

     All reports and any definitive proxy or information statements filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Daniel
J. Abdun-Nabi, Esq., General Counsel, North American Vaccine, Inc., 12103 Indian Creek Court, Beltsville, Maryland 20705, (301) 470-6100.

                                  THE COMPANY

     Introduction. The Company is engaged in the research, development and production of vaccines for the prevention of infectious diseases in children and adults. The Company's first product is a patented, novel monocomponent acellular pertussis (whooping cough) vaccine that the Company believes will significantly reduce the incidence of adverse reactions associated with current "whole-cell" pertussis vaccines. The Company's acellular pertussis ("aP") vaccine has been combined with diphtheria and tetanus toxoids for use in a combination diphtheria-tetanus-acellular pertussis ("DTaP") vaccine for all primary and booster pediatric doses. Regulatory approval to market this DTaP vaccine in Sweden was granted in February 1996. In addition, the Company has 15 other vaccines in various stages of development, including three combination vaccines using its DTaP vaccine as an "anchor," as well as nine conjugate vaccines for the prevention of various bacterial diseases in children and adults.

     Vaccination against infectious disease is a primary component of pediatric, and an increasingly important element of adult, health care programs throughout the world. For example, in the United States, seven pediatric vaccines, including vaccines for the prevention of diphtheria, tetanus, pertussis and polio, are generally required by state immunization programs. According to recent data from the United States Centers for Disease Control and Prevention ("CDC"), over 22 million doses of combination diphtheria, tetanus and pertussis vaccines were sold in the United States during 1993. The Company believes that a market of at least comparable size exists outside the United States. In the adult market, vaccinations, particularly of older persons, could lower the 50,000 to 70,000 deaths annually in the United States from influenza, pneumonia and hepatitis B infections. The United States Department of Health and Human Services has estimated that the costs to society of these diseases and other diseases for which vaccines currently exist exceed $10 billion each year. As a result, health care providers, including managed care organizations, have increasingly recognized that immunization of adults is a cost effective method for preventing the incidence of disease and infection.

     DTaP Vaccine. Vaccination against diphtheria, tetanus and pertussis is mandated by most states for all children with primary doses administered at the ages of two, four and six months and with booster doses administered at between 12 to 18 months of age and immediately prior to entering grade school. The Company believes that DTaP vaccines will replace the "whole cell" DTP vaccines currently marketed. The "whole cell" pertussis component of these DTP vaccines is generally believed to be the leading cause of the adverse reactions associated with the existing vaccines, which range from minor rashes to fevers to convulsions and collapse. In the 1970s and 1980s, negative publicity regarding the side effects of "whole cell" pertussis vaccines led to decreased rates of acceptance for the vaccine in Japan and certain European countries, and to the suspension of its use in Sweden in 1979. Unlike "whole-cell" and other acellular pertussis vaccines, the Company's aP vaccine consists solely of pertussis toxin that has been purified and chemically inactivated (a "toxoid"). Clinical studies have shown that the Company's toxoid induces immunity with fewer serious adverse reactions than currently used "whole cell" pertussis vaccines. The Company holds exclusive licenses under United States and foreign patents on the aP toxoid and the method of its manufacture.

     The Company filed an application with the United States Food and Drug Administration ("FDA") in September 1995 seeking approval to market its DTaP vaccine in the United States for all primary and booster doses. On October 29, 1996, the FDA's Vaccines and Related Biological Products Advisory Committee ("FDA Advisory Committee") reviewed the Company's DTaP vaccine. Representatives from the FDA, the Company and the clinical investigators presented the clinical data from several studies of the DTaP vaccine. These studies involved over 106,000 doses administered to more than 47,000 infants and children with no serious adverse events or deaths related to the administration of the vaccine as judged by the clinical investigators. The incidence of high fever, redness, pain and swelling were all significantly lower after use of the acellular pertussis vaccine than after immunization with the whole-cell pertussis vaccine. In data presented to the FDA

Advisory Committee by the co-principal clinical investigator in Sweden, efficacy of the DTaP vaccine in preventing pertussis disease varied from 71-86% depending on the definition of disease, the method of calculation and the clinical study involved.

     The FDA Advisory Committee, after the presentation of the data and discussion, concluded that the vaccine is safe and effective for administration in infants at two, four, six and 15-18 months of age. In addition, the FDA Advisory Committee concluded that the vaccine could be administered concurrently with the administration of polio, Haemophilus influenzae type b, hepatitis B and measles-mumps-rubella vaccines, which are all recommended for immunization during the first two years of life. The FDA Advisory Committee raised no concerns regarding the adequacy of the data regarding the use of the DTaP vaccine for the booster dose given to toddlers at 4-6 years of age following primary immunization using the whole-cell pertussis vaccine. The FDA Advisory Committee commented on the adequacy of the data regarding the use of the DTaP vaccine for the booster dose given to toddlers at 15-18 months of age following primary immunization using the whole-cell pertussis vaccine. In response to those comments, the Company may supplement the data presented at the FDA Advisory Committee meeting with additional data or this matter may be addressed in post marketing studies. Although the Company has not met with the FDA on the comments and conclusions of the FDA Advisory Committee, it does not believe that any additional clinical studies will be required in connection with its product license application, other than standard post-licensure testing and surveillance for continued monitoring of the vaccine. This is a forward looking statement made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Forward looking statements inherently involve risks and uncertainties which may affect the Company's business and prospects, including without limitation the requirement for regulatory approval of products by the FDA, nature of competition, effective marketing, and uncertainties relating to clinical trials, all as discussed under the heading "Risk Factors", below. The conclusions of the FDA Advisory Committee are not binding on the FDA.

     Combination Vaccines. The Company is developing combination vaccines by combining the DTaP vaccine as an "anchor" with additional pediatric vaccines that may be administered in a single injection. The Company believes that, in many instances, these combination vaccines may replace stand-alone vaccines because combination vaccines will reduce the number of required injections, lower treatment costs and improve compliance with standard vaccination schedules. The Company's first combination vaccine, DTaP-IPV, combines an enhanced, inactivated polio vaccine ("IPV") with the Company's DTaP vaccine. On September 30, 1996, the Danish National Board of Health granted Statens Seruminstitut ("SSI") of Copenhagen, Denmark approval of the DTaP-IPV vaccine for all primary and booster doses for infants and children. This combination vaccine, which includes the Company's acellular pertussis toxoid, was developed jointly by SSI and the Company, and SSI holds the product rights in Denmark and other Scandinavian and Baltic countries. In the United States, the Centers for Disease Control and Prevention ("CDC") has issued a revised recommendation related to polio vaccination. A sequential schedule, including two doses of IPV followed by two doses of oral polio vaccination ("OPV") is now the preferred recommendation, although a four dose OPV or four dose IPV schedule is acceptable. The Company intends to pursue regulatory approval in the United States for its DTaP-IPV vaccine. The Company also is developing a DTaP-HIB vaccine that combines the Company's DTaP vaccine with a vaccine against meningitis caused by Haemophilus influenzae type b bacteria ("HIB"), as well as a DTaP-IPV-HIB vaccine. Currently, a combination vaccine using a DTaP vaccine in connection with HIB is licensed for marketing in the United States for the booster dose administered at 15-18 months of age.

     Conjugate Vaccines. The Company, using patented and proprietary technologies, is developing several conjugate vaccines for prevention of diseases in children and adults. Conjugate vaccines are formed by chemically linking (i.e., conjugating) polysaccharides to a protein. This procedure has been shown to enhance the immunogenic properties of the polysaccharides, particularly in infants. Conjugate vaccines are useful in preventing several serious diseases, including meningitis, pneumonia and strep throat. Vaccines are not currently available for the prevention of several of these diseases. A Phase I clinical trial has been conducted for a vaccine against group B streptococcal infections utilizing patented technologies held by the Company. The Company has commenced a Phase I clinical trial in adults for its meningococcal C conjugate vaccine in the United Kingdom.

     Collaborations. To further develop and expand its technologies in pediatric and adult vaccines, the Company has established several relationships, including licenses and collaborations with pharmaceutical companies, universities and government agencies. Some of these institutions have provided funding for clinical trials and research, and conducted joint development projects with the Company. For example, the Company has entered into agreements with Pasteur-Merieux Serums et Vaccins, a wholly owned subsidiary of Rhone-Poulenc, which operates in North America through its subsidiary Connaught Laboratories ("Pasteur Merieux-Connaught"), to jointly develop the Company's new conjugate vaccine against meningococcus B infection, for immunization of all adults, adolescents and infants. Additionally, the Company is collaborating with the National Institutes of Health in the development of its Group B streptococcal and adult pertussis vaccines.

     In October 1996, the Company and Abbott Laboratories ("Abbott") signed a definitive agreement under which Abbott would market the Company's DTaP vaccine, when approved by the FDA. The marketing agreement also will allow Abbott to market the Company's DTaP-HIB, DTaP-IPV and DTaP-IPV-HIB combination vaccines which are currently under development (See "The Company -- Combination Vaccines").

     Abbott will market the DTaP and combination vaccines to private physicians and managed care markets in the United States for immunization of infants and children. The Company will market the DTaP and combination vaccines to government purchasers, including state governments and the CDC.

     The agreement provides for a total investment of up to $42 million by Abbott. On execution of the agreement, the Company received an equity investment, marketing fee and a clinical development payment in the aggregate amount of $13 million. Under the agreement, the Company and Abbott will collaborate in the clinical development of the combination vaccines and Abbott will provide the Company with clinical development funding. In addition, the Company will receive payments upon achievement of prescribed milestones. The first milestone relates to FDA approval of the DTaP vaccine provided certain other conditions are satisfied. The Company will receive revenues from Abbott as it purchases the DTaP vaccine and combination vaccine products for resale to the private pediatric market.

     Business Strategies. The objective of the Company is to become a leading manufacturer of state-of-the-art vaccines for the prevention of infectious diseases in children and adults. In pursuing this objective, the Company focuses on developing and securing patented and proprietary vaccine technologies. In addition, the Company seeks to minimize the development time and costs for its products by: (i) licensing technologies that, in preclinical studies or clinical trials, have demonstrated prospects for becoming successful vaccine candidates;
(ii) collaborating with government and academic institutions to jointly develop new vaccines and sponsor clinical trials; and (iii) pursuing collaborations with pharmaceutical and vaccine manufacturers, where appropriate, to maximize the value of the Company's products and technologies.

     The Company intends to market its DTaP vaccine directly to United States and certain foreign governments through established purchasing programs. In the United States, federal and state governments currently purchase more than 50% of pediatric vaccines. The Company will also seek distribution, joint venture and similar arrangements with third parties to sell its products to the private health care market in the United States and in areas of the world where local partners are critical to market penetration. See "Collaborations" above. The Company also intends to focus on the development and commercialization of vaccines for the prevention of diseases and infections in adults, for which demand is anticipated to increase in light of the trend towards managed care and the established cost-effectiveness of vaccines.

     Additional Facilities. The Company has agreed to acquire a 35,000 square foot manufacturing facility, which is intended to provide the Company with access to additional manufacturing capacity in which to produce future vaccine products. The acquisition will include the purchase of equipment and leasehold improvements and the assumption of leases. The total cost for the manufacturing facility will be approximately $25 million, including a cash payment of approximately $17.0 million and the assumption of a four-year equipment lease obligation for the balance. The lease will be accounted for financial reporting purposes as a capital lease. In addition, the Company will assume the real estate lease underlying the facility, which is scheduled to expire in 2001, but may be extended to 2011. Under the equipment lease agreement, there are expected to be financial covenants which obligate the Company to maintain certain minimum cash and investment balances, a minimum tangible net worth and certain other financial ratios. The Company will be required to post an irrevocable letter of credit for predetermined amounts at such time as the Company is not in compliance with any of these covenants. The Company expects the transaction to be completed during November 1996. The Company intends to continue to explore opportunities to build-out, lease or acquire additional research, development and clinical production facilities to accommodate the Company's expanding vaccine development program.

                                  RISK FACTORS

     In addition to the other information included in this Prospectus, the following risk factors should be carefully considered in evaluating an investment in the Offered Securities. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in this section.

     Dependence Upon Approval and Commercialization of DTaP Vaccine. The Company has generated only limited revenue from the sale of its DTaP vaccine. Prior to commercial introduction, the Company's DTaP vaccine must be approved by the FDA for sales in the United States and by similar authorities for sales in other countries. The DTaP vaccine was approved for sale in Sweden in February 1996 and is currently being considered for approval for sale in the United States by the FDA. There can be no assurance as to when or whether the Company will receive such approval, or that any such approval will not be subject to additional testing requirements. The commercial introduction of the Company's DTaP vaccine will require the Company to manufacture and produce large quantities of vaccine in its manufacturing facility, which was modified for increased production in 1995. The Company has limited experience manufacturing commercial quantities of vaccines and operating its manufacturing facility. Accordingly, there can be no assurance that the production process will not fail or become subject to substantial disruptions. To successfully introduce and commercialize its DTaP vaccine, the Company will be required to implement successfully its sales and marketing strategy that will enable it to, among other things, participate in established purchasing programs of the federal and state governments, establish an identity and reputation for the Company and its products, create an awareness among pediatricians of the safety and efficacy of the vaccine, distinguish the Company's product from that of its competitors and establish effective distribution channels. In October 1996, the Company and Abbott signed an agreement for Abbott to market the Company's DTaP vaccine and combination vaccines upon approval by the FDA. There can be no assurance that the Company or Abbott will successfully implement its sales and marketing strategy. In attempting to do so, the Company believes there will be intense competition from other vaccine producers. There can be no assurance that the Company will produce a commercially viable product, attain sufficient market share, or distinguish its vaccine product from that of its competitors. Additionally, while the Advisory Committee on Immunization Practices ("ACIP") has recommended the preferred use of DTaP vaccine for all five doses, the American Academy of Pediatrics has not issued a similar recommendation, which may affect the successful commercialization of DTaP vaccines for preferred use of acellular pertussis vaccines in infants and children. There can be no assurance such a recommendation will be issued.

     Currently, the Company's prospects for becoming profitable, and its ability to pay principal and interest on the Notes when due, are substantially dependent upon the successful commercialization of the DTaP vaccine, as well as the successful development and commercialization of additional combination vaccines in which the DTaP vaccine is used as an "anchor." There can be no assurance that the Company will be able to successfully market its DTaP vaccine or other related combination vaccines at levels sufficient to generate necessary profits. To the extent that the Company is unable to generate commercial sales of its DTaP vaccine, the Company will be required to use a portion of the proceeds from the Notes to pay interest on the Notes. If the Company is unable to generate sufficient cash flow from sales of its products to repay the Notes, the Company will be required to refinance the Notes at maturity or upon redemption. There can be no assurance that such financing will be available on commercially reasonable terms.

     Dependence on Suppliers. While the Company produces the pertussis component of the DTaP vaccine, it has purchased, and intends to continue to purchase, its requirements of the diphtheria and tetanus toxoids and enhanced IPV from SSI. There can be no assurances that SSI will be able to meet the Company's requirements or that SSI will not experience difficulties in obtaining necessary regulatory approvals or disruptions in its production of diphtheria and tetanus toxoids and IPV.

     Certain of the Company's production processes require raw materials from sole sources or materials that are difficult for suppliers to produce and certify for the Company's specifications. The Company also may experience temporary or permanent shortages of critical raw materials necessary for continued production of its vaccines. Any shortage of these materials could delay production efforts, adversely impact production costs and yields, or necessitate the use of substitute materials, any of which could have a significant adverse impact on the Company's operations. In addition, the Company has contracted with third parties for the sterile fill, labelling, and packaging of its vaccine products until the Company obtains its own facilities to perform these operations. Failure of any such contractor to meet the Company's requirements may involve costly delays and significant expense, and would require additional regulatory approval as the Company seeks alternative arrangements.

     Changes in Government Purchasing Policies. Children in the United States receive immunizations from public providers, such as local health departments, as well as from private providers. Immunizations provided by public providers are generally paid for through federal and state government funding under public health programs. These programs are intended to reduce barriers to immunization and to improve immunization rates by providing free vaccine to qualifying low-income and uninsured infants and children. Government purchases historically have been at prices substantially below those offered to the private sector and presently account for more than 50% of the vaccine doses distributed in the United States. There are a number of legislative initiatives being considered in Congress that, if adopted, could significantly modify government vaccine programs by, among other things, restricting the federal government's purchasing authority or substantially reducing the funding available for government vaccine purchases. The Company is unable to predict which legislative initiative, if any, will ultimately be enacted or the effect any such initiative may ultimately have on the Company's business or results of future operations. In addition, proposals for health care reform may be considered in the future by federal and state governments and some of these proposals, if adopted, may limit prices charged by pharmaceutical and vaccine manufacturers for their product.

     No Assurance of Effective Marketing. The Company has little experience in marketing its products. The Company is in the process of implementing its marketing and sales plans for its products; however, there can be no assurances that the size and make-up of this organization or the Company's current marketing and sales strategies will be sufficient for the successful commercialization of its products. The factors affecting successful commercial launch of the Company's vaccines in the United States include, among others: establishing an identity and reputation for the Company and its products; creating an awareness among pediatricians of the safety and efficacy of the Company's vaccines; distinguishing the Company's products from those of its competitors; whether the ACIP and the American Academy of Pediatrics issue a nationwide recommendation for preferred use of acellular pertussis vaccines in infants and children; and establishing effective distribution channels. Further, Abbott holds exclusive rights to market certain of the Company's products to private physicians and managed care markets in the United States for immunization of infants and children and SSI holds exclusive marketing and distribution rights to certain Company products in Scandinavia, the Netherlands, the Baltic States, Iceland, Poland and Russia ("SSI's Territory"). There can be no assurance that either Abbott or SSI will be able to distribute and market those products successfully within its territory. There also can be no assurance that the Company will be successful in negotiating and executing marketing and/or distribution agreements with any other third parties covering any products or that any other third party will be able to market the Company's products successfully.

     Uncertainties Related to Clinical Trials. Before obtaining regulatory approval for the commercial sale of any products under development, the Company must demonstrate through pre-clinical studies and clinical trials that these products are safe and effective. The results from pre-clinical studies and early clinical trials may not be predictive of results obtained in large-scale clinical trials. There can be no assurance that large-scale clinical trials for any of the Company's products will demonstrate safety and efficacy, be sufficient to support application for regulatory approval, or lead to marketable products. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials even after achieving promising results in earlier trials.

     Need for Regulatory Approvals. The Company's vaccine products, product development activities and manufacturing facilities and processes are subject to extensive and rigorous regulation by the FDA and by comparable agencies in foreign countries. The Company has not commercialized any products or received product approval from the FDA. The Company's vaccine products are subject to rigorous preclinical and clinical testing requirements, and approval processes by the FDA and similar authorities in other countries. Approval of the Company's products for commercial introduction in the U.S. currently requires both a license for each product and a license for each production facility. The process of obtaining licenses can be costly and time consuming, and there can be no assurance that the licenses will be granted, or that FDA review will not involve delays that would adversely affect the Company's ability to market products. There also can be no assurance that any of the products under development by the Company will demonstrate the safety or efficacy profiles necessary for regulatory approval, or that the Company's products under development or its production facility will receive the requisite regulatory approvals and licenses in a timely fashion or at all. There also can be no assurances that the FDA will not require the Company to conduct additional testing to assess the safety and/or efficacy of the Company's vaccines, including its DTaP vaccine which has been reviewed by the FDA Advisory Committee. Even if the necessary licenses are obtained from the FDA, there may be limitations on product use and the FDA can withdraw approvals at any time upon the occurrence of unforeseen problems. The FDA can also limit or prevent the manufacture or distribution of the Company's products and require a recall of such products. The FDA regulations depend heavily on administrative and scientific interpretation and advisory committee determinations, and there can be no assurance that future interpretations by the FDA or other regulatory bodies, with possible prospective and retroactive effect, will not adversely affect the Company. In addition, the FDA and various state agencies inspect the Company and its facilities from time to time to determine whether the Company is in compliance with regulations, including manufacturing, testing, recordkeeping, quality control and labelling practices. A determination that the Company is in material violation of such regulations could have a material adverse effect on the Company.

     Manufacturing and Scale-up. The production of vaccines is a highly complex, biological process involving many steps, commencing from seed culture through final production. The production process could fail at any point resulting in the failure and continued inability to meet production requirements. No assurance can be given that the Company will be successful in establishing and maintaining the commercial production of its vaccines or that it will be capable of producing a competitively priced product.

     Patent Protection and Proprietary Information. The vaccine industry traditionally has placed considerable importance on obtaining and maintaining patent and trade secret protection for significant new technologies, products and processes. The Company believes that such protection will be an important factor in its success and may require the expenditure of substantial resources. Many companies, universities and research institutions have applied for and/or obtained patents for vaccine products and technologies that may be competitive or inconsistent with those held by or licensed to the Company. No assurance can be given as to the degree and range of protection any patents will afford the Company, that additional patents will be issued to the Company, or as to the extent to which the Company will be successful in avoiding any patents granted to others. Further, there can be no assurance that others have not or will not independently develop or otherwise properly gain access to technology or information that is substantially similar to that which is unpatented yet considered proprietary by the Company. The Company also may desire or be required to obtain licenses from others in order to develop, produce and market commercially viable products effectively. Failure to obtain those licenses could have a significant adverse effect on the Company's ability to commercialize its vaccine products. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable or that the proprietary nature of the unpatented technology underlying such licenses will remain proprietary. There has been, and the Company believes that there may be in the future, significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume substantial resources.

     Competition and Technological Change. Competition in the vaccine industry is intense. Competitors of the Company both in the United States and internationally include major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. Many of these competitors are actively developing competing vaccines. For example, in July 1996, Connaught Laboratories ("Connaught") announced that its DTaP vaccine was approved by the FDA for administration at two, four, six and 15-18 months of age. This product had previously been approved by the FDA for administration at 15-18 months of age and immediately prior to grade school entry. In addition, Connaught has announced that its combined DTaP-HIB vaccine has been approved by the FDA for administration at 15-18 months of age and that it continues to seek FDA approval for administration at two, four and six months of age. Two other manufacturer's DTaP products recently have been reviewed by the FDA Advisory Committee for administration in infants and children. One of those products is currently approved by the FDA for administration at 15-18 months of age and immediately prior to grade school entry. In addition, several competitors' DTaP vaccines and certain combination vaccines have been licensed for sale outside of the United States. Many of these competitors have substantially greater resources, more extensive experience in conducting clinical testing and obtaining regulatory approvals for their products, greater operating experience, larger research and development and marketing staffs, and greater production capabilities than those of the Company. In addition, the vaccine industry is subject to significant technological change. There can be no assurance that the Company's competitors will not succeed in designing around the Company's patents, developing technologies and products that are as or more effective than any that have been or are being developed by the Company, or developing technologies and products that would render the Company's technology and products obsolete and noncompetitive.

     Product Liability; Limited Insurance. The testing and marketing of vaccine products entail an inherent risk of product liability. Although the Company has limited product liability insurance coverage, it may seek additional insurance coverage as it commences commercialization of its products. There can be no assurance that adequate additional insurance coverage will be available at acceptable cost, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company. To the extent the Company is not covered by insurance, the Company faces potential liability that could be substantial in the event of claims.

     Lack of Profitability. The Company's accumulated deficit, as of June 30, 1996, was approximately $49.9 million, and the Company presently has limited revenues. The Company expects to incur additional losses until such time as the Company makes significant commercial sales of its DTaP product. The Company's ability to achieve and maintain profitability is dependent upon its ability to develop products that are effective and commercially viable, to continue to obtain regulatory approvals for production and sale of its products, and to produce and market its products successfully. There can be no assurance that the Company will become profitable.

     Absence of Trading Market for the Notes. The Notes were issued in May 1996 to a small number of institutional investors and non-U.S. persons. The Registration Statement of which this Prospectus forms a part is filed pursuant to the Registration Rights Agreement, which does not obligate the Company to keep the Registration Statement effective after the third anniversary of the date of the Original Offering or, if earlier, the date when all the Notes and the Common Shares issuable on conversion thereof covered by the Registration Statement have been sold pursuant to the Registration Statement or may otherwise be sold without restriction. The Company does not intend to apply for listing of the Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes.

     Availability of Capital. It is anticipated that the Company will continue to expend significant amounts of capital to fund its operations and capital expenditures. The Company plans to finance its cash requirements from: its current funds, including the proceeds of the sale of the Notes in the Original Offering; the sale of additional investment securities; revenues from product sales and collaborative agreements; the exercise of expiring stock options; mortgage financing; leases; and fees and payments from license, collaboration and/or distribution agreements. There can be no assurance that the Company will be able to satisfy its funding requirements through these alternatives.

     Dependence on Attracting and Retaining Qualified Personnel. The Company's success in developing marketable products and achieving a competitive position will depend, in part, on its ability to attract and retain qualified personnel. Competition for such personnel is intense, and no assurance can be given that the Company will be able to continue to attract or retain such personnel. The loss of key personnel could adversely affect the Company.

     Dividends and Taxation. The Company has never paid cash dividends on its Common Shares. The Company currently intends to retain earnings, if any, to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. Moreover, any profits earned by the U.S. subsidiary of the Company, American Vaccine Corporation ("American Vaccine"), will not be distributable directly to the Company's shareholders. Instead, American Vaccine must declare and pay a dividend to the Company, and the Company in turn must declare a dividend to its shareholders. This will subject each dividend to a withholding tax.

     Impact of Becoming a Passive Foreign Investment Company. If more than a certain percentage of the Company's assets or income become passive, the Company will be classified for U.S. tax purposes as a passive foreign investment company ("PFIC"), and a U.S. taxpayer may be subject to an additional federal income tax on receiving certain dividends from the Company or selling Common Shares. See "Certain Income Tax Considerations."

     Ranking; Subordination. The Notes are unsecured general obligations of the Company and subordinated to the prior payment in full of all existing and future Senior Indebtedness of the Company. The Notes are effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. See "Description of Notes -- Subordination." As of June 30, 1996, the Company had no outstanding consolidated Senior Indebtedness. In connection with the proposed acquisition of a manufacturing facility, the Company will assume a four-year equipment lease that will be accounted for as a capital lease for financial reporting purposes. There are no restrictions in the Indenture on the creation of additional Senior Indebtedness (or any other indebtedness), including any indebtedness ranking senior to the Notes but junior to other indebtedness of the Company or on the incurrence of additional liabilities by subsidiaries of the Company.

     No payment on account of principal of, premium, if any, Additional Amounts, if any, or interest on, or redemption or repurchase of, the Notes may be made by the Company if there is a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) or other amounts with respect to any Senior Indebtedness or if any other event of default with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof, shall have occurred and shall not have been cured or waived or shall not have ceased to exist after written notice to the Company and the Trustee by any holder of Senior Indebtedness.

     Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest or other amounts due on all Senior Indebtedness must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes. See "Description of Notes -- Subordination."

     Voting Control by Principal Shareholders. The principal shareholders of the Company, BioChem and Dr. Phillip Frost, either directly or through affiliates, are parties to a Shareholders' Agreement requiring, among other things, that the Common Shares covered by the agreement be voted together for the election of directors. As of March 31, 1996, these principal shareholders beneficially owned approximately 18,972,101 shares of the Company's outstanding Common Shares, which represented approximately 54.8% of the Company's then outstanding Common Shares.

     Volatility of Stock Price. The market prices for securities of many biotechnology and pharmaceutical companies, including the Company, have been highly volatile. Many factors have historically had, and are expected to continue to have, a significant impact on the Company's business and on the market price of the Notes and the Common Shares into which the Notes are convertible, including: announcements by the Company and others regarding the results of regulatory approval filings, clinical trials or other testing; technological innovations or new commercial products by the Company or its competitors; government regulations; developments concerning proprietary rights; public concern as to safety of vaccine and pharmaceutical products; and economic or other external factors.

     Shares Eligible for Future Sale. Sales of substantial amounts of Common Shares in the public market following the sale of the Offered Securities by the Selling Holders could have an adverse effect on the price of the Company's Common Shares and the Notes. To the extent that either of the two principal shareholder groups determines to sell a substantial number of their Common Shares, such sales could significantly increase the volatility of the market price of the Common Shares. In addition, one of the principal shareholders holds certain registration rights concerning Common Shares that it owns.

                                USE OF PROCEEDS

     The Company will receive no proceeds from the sale, if any, by the Selling Holders of the Notes and Common Shares.

                        DETERMINATION OF OFFERING PRICE

     The Notes and Common Shares offered hereby, or which may be offered hereby, will be offered at fixed prices, at prevailing market prices at the time of such sale, at varying prices determined at the time of sale or at negotiated prices.

                              DESCRIPTION OF NOTES

     The Notes were issued under an Indenture, dated as of May 7, 1996 (the "Indenture"), between the Company and Marine Midland Bank, as Trustee, copies of which are available for inspection at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, and at the offices of the Paying Agent. Wherever particular defined terms of the Indenture (including the Notes and the various forms thereof) are referred to, such defined terms are incorporated herein by reference (the Notes and various terms relating to the Notes being referred to in the Indenture as "Securities"). References in this section to the "Company" are solely to North American Vaccine, Inc. and not its subsidiaries. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms. References to interest and any other amounts payable in respect of the Notes shall include any Additional Amounts payable in respect thereof.

GENERAL

     The Notes are unsecured subordinated obligations of the Company, are limited to $86,250,000 aggregate principal amount, and mature on May 1, 2003. The Notes bear interest at the rate of 6.50% per annum from May 7, 1996, payable semiannually on May 1 and November 1 of each year, commencing on November 1, 1996.

     The Notes are convertible into Common Shares initially at the conversion price of $24.858 per share, subject to adjustment upon the occurrence of certain events described under "-- Conversion Rights," at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased.

     The Notes are redeemable (a) at the option of the Company, in the event of certain developments involving United States and Canadian withholding taxes as described below under "-- Redemption -- Redemption for Taxation Reasons," at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date and (b) at the option of the Company, on or after May 1, 1999, in whole or in part, at the redemption prices set forth below under "-- Redemption -- Optional Redemption," plus accrued interest at the redemption date.

     The Notes are unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined below) of the Company and are effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. Neither the Notes nor the Indenture limits or restricts the amount of or the terms and conditions of other indebtedness which may be incurred or issued by the Company or its subsidiaries or contains any financial or similar covenants of, or restrictions on, the Company.

FORM AND DENOMINATION

     Except as provided below, Notes are represented by one or more global Notes in definitive, fully registered form without interest coupons (collectively, the "Global Notes") and have been deposited with the Trustee as custodian for The Depository Trust Corporation ("DTC") and registered in the name of a nominee of DTC.

     Except in the circumstances described below under "-- Global Notes," owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes. The Notes are not issuable in bearer form.

     Notes initially purchased by Institutional Accredited Investors were issued only in certificated form.

     The Notes will be issued only in fully registered form, without exception. Notes are available in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

     The Company initially appointed the Trustee at its corporate trust office as paying agent, transfer agent, registrar and conversion agent for the Notes. In such capacities, the Trustee is responsible for, among other things, (i) maintaining a record of the aggregate holdings of Notes represented by the Global Notes and accepting Notes for exchange and registration of transfer, (ii) ensuring that payments of principal, premium, if any, and interest in respect of the Global Notes received by the Trustee from the Company are duly paid to DTC or its nominees, (iii) transmitting to the Company any notices from Holders,
(iv) accepting conversion notices and related documents, and transmitting the relevant items to the Company and (v) delivering certificates for Common Shares issued in conversion of the Notes.

     The Company will cause each transfer agent to act as a registrar and will cause to be kept at the office of each transfer agent a register in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration of the Notes and registration of transfers of the Notes. The Company may vary or terminate the appointment of any paying agent, transfer agent or conversion agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be a paying agent, a transfer agent and a conversion agent in the Borough of Manhattan, The City of New York, New York. The Company will cause notice of any resignation, termination or appointment of the Trustee or any paying agent, transfer agent or conversion agent, and of any change in the office through which any such agent will act, to be provided to Holders of the Notes.

GLOBAL NOTES

     The following description of the operations and procedures of DTC, Euroclear and CEDEL are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     Upon the issuance of the Global Notes, DTC credited, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes are shown on, and the transfer of that ownership is effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES. Unless DTC notifies the Company that it is unwilling or unable to continue as depository for a Global Note, or ceases to be a "Clearing Agency" registered under the Exchange Act, or announces an intention permanently to cease business or does in fact do so, or an Event of Default has occurred and is continuing with respect to a Global Note, owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Global Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes represented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and CEDEL). In the event that owners of beneficial interests in a Global Note become entitled to receive Notes in definitive form, such Notes will be issued only in registered form in denominations of U.S.$1,000 and integral multiples thereof.

     Investors may hold their interests in the Global Notes, through CEDEL or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold such interests through organizations other than CEDEL and Euroclear that are participants in the DTC system. CEDEL and Euroclear will hold interests in the Global Notes, on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which, in turn, will hold such interests in the Global Notes, in customer's securities accounts in the depositaries' names on the books of DTC. Investors may hold their interests in the Global Notes, directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are participants in such system. All interests in a Global Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and CEDEL may also be subject to the procedures and requirements of such system.

     Payments of the principal of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Subject to the following considerations, beneficial interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by DTC or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Global Notes described above, cross-market transfers between DTC participants, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected in DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositaries for Euroclear or CEDEL.

     Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the DTC settlement date. Cash received on Euroclear or CEDEL as a result of sales of interests in a Global Note by or through a Euroclear or CEDEL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the DTC settlement date.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entitles such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and CEDEL, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and CEDEL, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depositary for the reasons set forth above under "-- Global Notes," or, in the case of a Global Note held for an account of Euroclear or CEDEL, Euroclear or CEDEL (as the case may be) is closed for business for 14 continuous days or announces an intention to cease or permanently ceases business, the Company will issue certificates for the Notes in definitive, fully registered, non-global form without interest coupons in exchange for the Global Notes. In addition, upon request, the Company will issue certificates for Notes in definitive, fully registered, non-global form, without interest coupons, in exchange for beneficial interests of like principal amount in any Global Note, but only upon at least 60 days' prior written notice given to the Trustee in accordance with DTC's customary procedures. Upon receipt of such notice from the Trustee, the Company will cause the requested certificates to be prepared for delivery. In all cases, certificates for Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC.

     The Holder of a Note in non-global form may transfer such Note, subject to compliance with the provisions of such legend, by surrendering it at the office or agency maintained by the Company for such purpose of the Borough of Manhattan, The City of New York, which initially is the office of the Trustee.

     Notwithstanding any statement herein, the Company and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing Notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws, to ensure that the registration statement or amendment covering the Notes or the Common Shares is declared effective by the SEC or as DTC, Euroclear or CEDEL may require.

CONVERSION RIGHTS

     The Holder of any Note has the right, at the Holder's option, to convert any portion of the principal amount of a Note that is an integral multiple of $1,000 into Common Shares at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $24.858 per share (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Redemption Date for such Note or the Repurchase Date, as the case may be.

     The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the specified office of a Conversion Agent (see "-- Payment and Conversion"), accompanied by a duly signed and completed notice of conversion. Alternatively, if such Note is represented by a Global Note, conversion may be effected by order given to the Trustee in accordance with the applicable procedures of DTC then in effect. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full Common Shares issuable upon conversion, together with payment in lieu of any fraction of a Common Share; such certificate will be sent by the Trustee to the appropriate Conversion Agent for delivery to the Holder. Such Common Shares issuable upon conversion of the Notes will be fully paid and nonassessable and will rank pari passu with the other Common Shares of the Company outstanding from time to time. Any Note surrendered for conversion during the period after the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date during such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion. In the case of any Note which has been converted after any Regular Record Date but before the next Interest Payment Date, interest which is payable on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note on such Regular Record Date. Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of Common Shares, will be made upon conversion. Holders of Common Shares issued upon conversion will not be entitled to receive any dividends payable to holders of Common Shares as of any record time before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the Market Price (as defined) of Common Shares at the close of business on the day of conversion.

     A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Shares on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the

Common Shares in a name other than that of the Holder of the Note. Certificates representing Common Shares will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

     The conversion price is subject to adjustment in certain events, including, without duplication: (a) dividends (and other distributions) paid in any class of common shares of the Company, (b) the issuance of rights, options or warrants to all holders of any class of common shares of the Company entitling them to subscribe for or purchase any class of common shares of the Company at less than the then current market price (determined as of the record date for stockholders entitled to receive such rights, option or warrants) of such common shares, (c) subdivisions, combinations and reclassification of any class of common shares,
(d) distributions to all holders of any class of common shares of evidences of indebtedness of the Company, shares of capital shares, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and consolidations, amalgamations, arrangements and mergers to which the next succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a consolidation, amalgamation, arrangement or merger to which the next succeeding paragraph applies) to all holders of any class of common shares in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer (of the type described in (f) below) by the Company or any of its subsidiaries for any class of common shares of the Company concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of the Company's market capitalization (for this purpose being the product of the current market price per share of the applicable common shares on the record date for such distribution times the number of shares of all classes of common shares outstanding) on such date, and (f) payments to holders of any class of common shares of the Company in respect of a tender or exchange offer (other than an odd-lot offer) by the Company or any subsidiary of the Company for common shares at a price in excess of 110% of the current market price per share of such common shares on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer. The Company reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the conversion price will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion price.

     In case of any consolidation, amalgamation, arrangement or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Shares), or in case of any sale or transfer of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note, become convertible only into the kind and the amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of Common Shares into which such Note was convertible immediately prior thereto (assuming such holder of Common Shares failed to exercise any rights of election and that such Note was then convertible) but subject to all requirements necessary to ensure that the Notes are not subject to Canadian withholding tax as a result thereof.

     If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for U.S. federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Shares or rights to subscribe for Common Shares) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for U.S. federal income tax purposes to be the payment of a taxable dividend to Holders of Notes. See "Certain Income Tax Considerations -- U.S. Federal Income Tax Considerations -- U.S.
Holders -- Adjustment of Conversion Price."

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on, and the redemption or repurchase of, the Notes is subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of the principal of, premium, if any, interest and other amounts in respect of all Senior Indebtedness of the Company. The Company had no Senior Indebtedness at June 30, 1996. In connection with the proposed acquisition of a manufacturing facility, the Company will assume a four-year equipment lease that will be accounted for as a capital lease for financial reporting purposes. Senior Indebtedness includes: (i) the principal, premium, if any, interest and other amounts in respect of (A) indebtedness of such obligor for money borrowed and
(B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),
(iv) all obligations of such obligor for the reimbursement on any letter of credit, bankers acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through
(iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for any such indebtedness or other obligation that is by its terms subordinated to or pari passu with the Notes. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     No payment on account of principal of, premium, if any, or interest on, or redemption or repurchase of, the Notes may be made by the Company if there is a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) or other amounts with respect to any Senior Indebtedness or if any other event of default with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof, shall have occurred and shall not have been cured or waived or shall not have ceased to exist after written notice to the Company and the Trustee by any holder of Senior Indebtedness. Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest or other amounts due on all Senior Indebtedness must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes.

     In addition, the Notes are structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of

June 30, 1996, there was no outstanding indebtedness of subsidiaries of the Company (excluding intercompany indebtedness).

     The Indenture does not limit the Company's ability to incur Senior Indebtedness or any other indebtedness.

REDEMPTION

  Optional Redemption

     Subject to the discussion under "-- Redemption for Taxation Reasons" below, the Notes may not be redeemed at the option of the Company prior to May 1, 1999. The Notes may be redeemed, in whole or in part, at the option of the Company on or after May 1, 1999, at the redemption prices specified below, upon not less than 30 nor more than 60 days' prior notice as provided under "-- Notices" below.

     The redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on May 1 of the following years:

                                                                   REDEMPTION
                                      YEAR                           PRICE
                                     ------                        ----------
                1999.............................................    103.714
                2000.............................................    102.786
                2001.............................................    101.857
                2002.............................................    100.929

and thereafter at a Redemption Price equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption.

  Redemption for Taxation Reasons

     If the Company has or will become obligated to pay Additional Amounts (as described below under "-- Payment of Additional Amounts") as a result of any change in, or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the United States or Canada or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application or official interpretation of such laws, regulations or rulings (any such change or amendment being herein referred to as a "Tax Law Change"), and such obligation cannot be avoided by the Company taking reasonable measures available to it, the "Tax Affected Notes" (as defined in the following sentence) may be redeemed, at the option of the Company, in whole but not in part. With respect to any Tax Law Change, a Tax Affected Note means any Note upon which the Company has become obligated to pay Additional Amounts. Such redemption shall be upon not less than 30 nor more than 60 days' prior notice as provided under "-- Notices" below, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest to the redemption date and any Additional Amounts then payable; provided, however, that
(1) no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay any such Additional Amounts were a payment in respect of the Notes then due and (2) at the time such notice of redemption is given, the obligation to pay such Additional Amounts remains in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee
(a) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an opinion of independent counsel of recognized standing, to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of a Tax Law Change.

PAYMENT AND CONVERSION

     The principal of Notes is payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, or, subject to any applicable laws and regulations, at the office of any Paying Agent, by dollar check drawn on, or by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Registered Notes in excess of $2,000,000) maintained by the Holder with, a bank in New York City. Payment of any installment of interest on Notes will be made to the Person in whose name such Notes (or any predecessor Note) is registered at the close of business on the April 15 or October 15 (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date"). Payments of such interest will be made by a dollar check drawn on a bank in New York City mailed to the Holder at such Holder's registered address or, upon application by the Holder thereof to the Trustee not later than the applicable Regular Record Date, by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Registered Notes in excess of $2,000,000) maintained by the Holder with a bank in New York City. No transfer to a dollar account will be made unless the trustee has received written wire instructions not less than 15 days prior to the relevant payment date.

     Any payment on the Notes due on any day which is not a Business Day need not be made on such day, but may be made on the succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day," when used with respect to any place of payment, place or conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close; provided, however, that a day on which banking institutions in New York, New York or London, England are authorized or obligated by law or executive order to close shall not be a Business Day for certain purposes.

     Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "-- Conversion Rights."

     The Company has initially appointed the Trustee as Paying Agent and Conversion Agent. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Notes for conversion (but only in the circumstances described in the second sentence of the immediately preceding paragraph). Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "-- Notices" below.

     Interest payable on Notes on any redemption date or repurchase date that is an Interest Payment Date will be paid to the Holders of record as of the immediately preceding Regular Record Date.

     All moneys deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Notes which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the Company, and the Holder of such Note will thereafter look only to the Company for payment thereof.

PAYMENT OF ADDITIONAL AMOUNTS

     The Company will pay to the Holder of any Note who is a non-resident of Canada (within the meaning of the Income Tax Act (Canada)) such additional amounts ("Canadian Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Note (including payment on redemption or repurchase), after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the Government of Canada or of any province or territory thereof or by any authority or agency thereof or therein ("Taxing Jurisdiction") ("Canadian Taxes"), will not be less than the amount provided for in such Note to be then due and payable; provided, that no Canadian Additional Amounts will be payable with respect to a payment or credit made to a Holder of, or on behalf of an owner of a beneficial interest in, any Note (collectively, a "Canadian Excluded Holder") (i) with whom the Company does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment or credit, or (ii) which is subject to Canadian Taxes by reason of its being connected with Canada or any province or territory thereof (including, without limitation, by reason of such person being a resident or being deemed to be a resident of Canada (within the meaning of the Income Tax Act (Canada)) or carrying on business or being deemed to carry on business (within the meaning of such Act) in Canada whether in or through a permanent establishment or fixed base in Canada or otherwise) otherwise than by the mere holding of the Note or the receipt of payments or credits thereunder or
(iii) which could obtain an exemption from, or reduction in, the applicable Canadian Tax by satisfying reporting or certification requirements imposed by the relevant Taxing Jurisdiction and which fails to do so.

     The Company will also pay to the Holder of any Note who is a United States Alien (as defined below) such additional amounts ("U.S. Additional Amounts," and together with the Canadian Additional Amounts, "Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Note, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein ("U.S. Taxes," and together with Canadian Taxes, "Taxes"), will not be less than the amount provided for in such Note to be then due and payable; provided, however, that the foregoing obligation to pay U.S. Additional Amounts will not apply with respect to:

          (a) any U.S. Tax that would not have been so imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member, shareholder of or possessor of a power over such Holder, if such Holder is an estate, a trust, a partnership or a corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident of the United States or treated as a resident thereof, or being or having been engaged in a trade or business or present therein, or having or having had a permanent establishment therein, or (ii) such Holder's present or former status as a personal holding company, a foreign personal holding company with respect to the United States, or a foreign private foundation or foreign tax exempt entity for U.S. tax purposes, or a corporation which accumulates earnings to avoid U.S. federal income tax;

          (b) any U.S. Tax that would not have been so imposed but for the presentation by the Holder of such Note for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (c) any U.S. Tax that is an estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

          (d) any U.S. Tax that would not have been imposed but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such Note, if compliance is required by statute or by regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

          (e) any U.S. Tax that is payable otherwise than by deduction or withholding from payments of principal of, premium, if any, or interest on such Note;

          (f) any U.S. Tax imposed on a Holder that actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or that is a controlled foreign corporation related to the Company through stock ownership;

          (g) any U.S. Tax required to be withheld by any Paying Agent from any payment of the principal of, premium, if any, or interest on any Note, if such payment can be made without such withholding by any other Paying Agent in Western Europe;

          (h) any U.S. Tax imposed on a Holder that is a partnership or a fiduciary or other than the sole beneficial owner of such payment, but only to the extent that any beneficial owner or member of the partnership or beneficiary or settlor with respect to the fiduciary would not have been entitled to the payment of U.S. Additional Amounts had the beneficial owner, member, beneficiary or settlor directly been the Holder of such Note; or

          (i) any combination of items (a), (b), (c), (d), (e), (f), (g) and
     (h).

(The Holder of any Note with respect to which any of the listed U.S. Taxes becomes payable is referred to herein as a "U.S. Excluded Holder," and U.S. Excluded Holders, together with Canadian Excluded Holders, are referred to herein as "Excluded Holders.")

     The Company will make any deduction or withholding, and remit the full amount deducted or withheld to the relevant authority, in accordance with applicable law. The Company will furnish the Holders of the Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company. The Company will indemnify and hold harmless each Holder of the Notes (other than an Excluded Holder) and upon written request reimburse such Holder for the amount of (i) any Taxes levied or imposed and paid by such Holder, or owner of a beneficial interest in the Note(s) held by such Holder, as a result of payments made with respect to the Notes, (ii) any liability (including penalties, interest and expenses) arising from or with respect to Taxes, and (iii) any Taxes imposed with respect to payment of Additional Amounts or any reimbursement pursuant to this sentence.

     Notwithstanding the foregoing, the Company shall not be obligated to pay Additional Amounts in respect of payments becoming due on the Notes more than 15 days after the redemption date for a redemption described under "-- Redemption -- Redemption for Taxation Reasons," except to the extent that the Company's obligations to pay such Additional Amounts does not arise from the Tax Law Change that resulted in such redemption. For purposes of this Prospectus, a "United States Alien" is any person who, for U.S. federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

     At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company will be obligated to pay Additional Amounts with respect to such payments, the Company will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders or owners of a beneficial interest in the Notes, as the case may be, on the payment date.

CHANGE IN CONTROL

     The occurrence of a Change in Control will constitute an Event of Default, provided that if the Company offers to purchase (and, to the extent such offer is accepted, purchases) all or any part (in integral multiples of $1,000) of each Holder's Notes pursuant to an offer as described below (a "Change in Control Offer") at a purchase price equal to 100% of the principal amount thereof, plus, accrued and unpaid interest, if any, to the Change in Control Payment Date (the "Repurchase Price"), from and after the Company offering to purchase (and, to the extent such offer is accepted, purchasing) such Event of Default shall be cured.

     The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Shares valued at 95% of the average of the reported last sale price of the Common Shares (the "Market Price") for the five trading days immediately preceding the second trading day preceding the Repurchase Date; provided that payment may not be made in Common Shares unless such shares are listed on a U.S. national securities exchange or traded on the Nasdaq Stock Market at the time of payment.

     Within 15 days following an Event of Default caused by a Change in Control which the Company desires to cure, the Company will mail a notice to each Holder of Notes stating: (a) that a Change in Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder's Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Change in Control Payment Date (as defined below); (b) whether the Company is exercising its option, in lieu of paying the Repurchase Price in cash, to pay the Repurchase Price in Common Shares as provided in the preceding paragraph; (c) the circumstances and relevant facts regarding such Change in Control (including information with respect to income, cash flow and capitalization after giving effect to such Change in Control); (d) the purchase date specified by the Company (which shall be not earlier than 30 days or later than 60 days from the date of such notice, if mailed) (the "Change in Control Payment Date"); and (e) the instructions determined by the Company consistent with the Indenture that a Holder of Notes must follow in order to have its Notes purchased. Holders of Notes will have the right to have their Notes purchased by the Company if such Notes are tendered for purchase at any time beginning on the date such notice is mailed and ending at the close of business on the fifth business day prior to the applicable Change in Control Payment Date.

     As used herein, a "Change in Control" means (i) an event or series of events by which any Person or other entity or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation or otherwise have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the election of directors; (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company; or (iii) any direct or indirect, sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or Group of Persons; provided, however, that a Change in Control shall not be deemed to have occurred if either (a) the closing price per share of the Common Shares for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in the case of a Change in Control under clause (i) above) or the period of ten consecutive trading days ending immediately before the Change in Control (in the case of a Change in Control under clause (ii) or (iii) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such trading day, or (b) all of the consideration (excluding cash payments for fractional shares) in a transaction or transactions constituting the Change in Control described in clause (ii) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq Stock Market and as a result of such transaction or transactions the Notes become convertible solely into such common stock.

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

     The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

CONSOLIDATIONS, AMALGAMATIONS, MERGERS AND SALES OF ASSETS BY THE COMPANY

     The Company may not consolidate, amalgamate, enter into an arrangement or merge with or into any Person or permit any other Person to consolidate, amalgamate, enter into an arrangement or merge into the Company, or transfer, sell, convey or lease or otherwise dispose of all or substantially all of its assets (whether in one transaction or a series of related transactions) to, any Person, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or of the Company and its Subsidiaries on a consolidated basis to any other Person, unless (a) the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation, amalgamation or merger, or to which the sale, lease, transfer or conveyance shall have been made, is a corporation organized and existing under the laws of (i) the United States, any State thereof or the District of Columbia or (ii) the federal laws of Canada or any province thereof,
(b) the successor or transferee (if other than the Company) assumes, by supplemental indenture, all of the obligations of the Company under the Notes and the Indenture and assumes all of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement, (c) immediately prior to and after giving effect to such transaction, no Event of Default or Default shall have occurred and be continuing and (d) the interest, principal, premium, if any, and other amounts paid or credited in respect of the Notes will not be subject to Canadian withholding tax as a result of such consolidation, amalgamation, arrangement or merger, sale, assignment, transfer, lease or other disposition and the Company shall have delivered to the Trustee an Opinion of Counsel of Canadian counsel to that effect.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Note or coupon when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provision of the Indenture; (c) failure to observe or perform any covenant, condition or agreement to be observed or performed pursuant to the "Additional Amounts," "Amalgamations, Mergers and Sales of Assets by the Company" and "Change in Control" covenants; (d) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days after written notice to the Company by the Trustee or Holders of at least 25% of the aggregate principal amount of the Notes outstanding; (e) a default by the Company or any Subsidiary (i) in the payment of any principal of or interest on any Indebtedness, the principal amount of which, individually or in the aggregate, exceeds U.S.$10,000,000, when due after giving effect to any applicable grace periods (whether such Indebtedness exists on the date of issuance of the Notes or is thereafter created) or (ii) on any Indebtedness, the principal amount of which, individually or in the aggregate, exceeds U.S.$10,000,000, which default or defaults in the case of this clause (ii) shall have resulted in such Indebtedness becoming due and payable prior to the date on which it would otherwise have become due and payable; (f) failure by the Company or any of its Subsidiaries to pay final judgments or orders aggregating in excess of U.S.$10,000,000, and either (i) the commencement by any creditor of any enforcement proceeding upon any such judgment or orders or (ii) such judgment or order remaining unstayed for 45 days; (g) certain events of bankruptcy, insolvency or reorganization of the Company or any of its Subsidiaries; and (h) the occurrence of a Change in Control; provided, that such an Event of Default will be cured after a Change in Control Offer is made and all Notes properly tendered for purchase pursuant to such Change in Control Offer are accepted for payment and such payment provided in the Change of Control Offer is made.

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes ("Outstanding Notes") will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration, if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "-- Meetings, Modification and Waiver."

     No Holder of any Note has any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture.

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MEETINGS, MODIFICATION AND WAIVER

     The Indenture contains provision for convening meetings of the Holders of Notes to consider matters affecting their interests.

     Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either (i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (ii) by the adoption of a resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least 66 2/3% in aggregate principal amount of the Notes represented at such meeting. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or interest on, any Note, (c) reduce the amount payable upon a redemption or mandatory repurchase,
(d) modify the provisions with respect to the repurchase rights of the Holders in a manner adverse to the Holders, (e) change the obligation of the Company to pay Additional Amounts described above in a manner adverse to the Holders, (f) change the place or currency of payment of principal of, premium, if any, or interest on, any Note, (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (h) modify the obligation of the Company to maintain an office or agency in New York City, (i) adversely affect the right to convert Notes, (j) modify the subordination provisions in a manner adverse to the Holders of the Notes, (k) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (l) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (m) reduce the percentage in aggregate principal amount of Outstanding Notes required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted or (n) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Shares issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

     The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture by written consent. The Holders of a majority in aggregate principal amount of the outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest, by written consent.

TRANSFER AND EXCHANGE

     The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its Corporate Trust Offices in New York City. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts.

     In the event of a redemption of less than all of the Notes for any of the reasons set forth above under "-- Redemption," the Company will not be required
(a) to register the transfer or exchange of Restricted Notes for a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for such redemption or (b) to register the transfer of or exchange any Note, or portion thereof, called for redemption.

NOTICES

     Notices to Holders of Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of such mailing.

     Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the Redemption Date (which notice shall be published in accordance with the procedures described above) and will specify the Redemption Date.

REPLACEMENT OF NOTES

     Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note before a replacement Note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

     The Company will pay all stamp and other duties, if any, which may be imposed by Canada, the United States or the United Kingdom or any political subdivision thereof or taxing authority thereof or therein with respect to the resale of the Notes. Except as described under "-- Payment of Additional Amounts," the Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

GOVERNING LAW

     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York, United States of America. The Company will submit to the jurisdiction of any federal or state court in New York City, Borough of Manhattan, for purpose of all legal actions and proceedings instituted in connection with the Notes and the Indenture. The Company has appointed CT Corporation, New York, New York as its authorized agent upon which process may be served in any such action.

THE TRUSTEE

     In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

                       CERTAIN INCOME TAX CONSIDERATIONS

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a general summary of the material U.S. federal income tax considerations relevant to the acquisition, ownership, disposition and conversion of the Notes by purchasers of Notes from Selling Holders. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended ("Code"), existing and proposed U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date of this Prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This summary deals only with purchasers who directly or beneficially hold the Notes (and Common Shares received upon conversion of the Notes) as capital assets. Furthermore, this summary does not discuss all aspects of U.S. federal income taxation that may be applicable to purchasers in light of their particular circumstances or to purchasers subject to special treatment under U.S. federal income tax law (including, for example, life insurance companies, dealers in securities, financial institutions, tax-exempt organizations, persons having a functional currency other than the U.S. dollar and owners of 10% or more of the voting shares of the Company). No advance tax ruling has been sought or obtained from the Internal Revenue Service regarding the tax consequences of the sale of Notes or Common Shares issuable upon conversion thereof by Selling Holders or purchasers of Notes therefrom or any of the matters described below. Prospective purchasers of Notes should consult their own tax advisors with regard to the application of the U.S. federal income tax law to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source or (iv) certain former citizens of the United States whose income and gain on the Notes will be subject to U.S. taxation. As used herein, the term "U.S. Alien Holder" means a beneficial owner of a Note that is not a U.S. Holder.

  U.S. HOLDERS

     Payments of Interest. Stated interest payable on the Notes generally will be included in the gross income of a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes. The Company anticipates that a portion of such interest will be treated as income from U.S. sources and that the balance will constitute foreign source "passive income" (or, in the case of certain holders, "financial services income") for U.S. foreign tax credit purposes.

     Disposition of the Notes. A U.S. Holder's initial tax basis in a Note generally will equal the cost of the Note. Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the Note (with certain exceptions to capital gain characterization for Notes acquired at a market discount). Such capital gain or loss will be long-term capital gain or loss if the Note was held for more than one year at the time of the sale, exchange or retirement. The deduction of capital losses is subject to limitations for U.S. federal income tax purposes.

     Conversion into Common Shares. In general, no gain or loss will be recognized for U.S. federal income tax purposes upon a conversion of Notes into Common Shares. However, cash paid in lieu of a fractional Common Share will result in taxable gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted tax basis of the Note allocable to such fractional share. The initial tax basis of Common Shares received on conversion of the Notes will equal the adjusted tax basis of the converted Notes on the date of conversion, reduced by the portion of such adjusted tax basis allocated to any fractional Common Share considered to be exchanged for cash. The holding period for Common Shares received on conversion will include the period during which the converted Notes were held.

     Adjustment of Conversion Price. The conversion ratio of the Notes is subject to adjustment under certain circumstances. Section 305 of the Code, and the U.S. Treasury regulations issued thereunder, may treat U.S. Holders of the Notes as having received a constructive distribution, resulting in ordinary income to the extent of the Company's current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) ("E&P"), if, and to the extent that, certain adjustments of the conversion ratio increase the proportionate interest of a U.S. Holder of the Notes in the fully diluted share ownership of the Company, whether or not such U.S. Holder exercises the conversion privilege. Moreover, if there is not a full adjustment of the conversion ratio of the Notes to reflect a stock dividend or other event that increases the proportionate interest of holders of outstanding Common Shares in the assets or E&P of the Company, then such increase in the proportionate interest of holders of the Common Shares generally will be treated as a taxable distribution to such holders with respect to their Common Shares to the extent of the Company's E&P.

     Distributions on Common Shares. The amount of a distribution on the Common Shares will be measured by the amount of cash, and the fair market value of any property, distributed. For U.S. federal income tax purposes, the gross amount of a distribution with respect to Common Shares will include the amount of any Canadian federal income tax withheld. In general, distributions paid by the Company with respect to the Common Shares will be taxed to a U.S. Holder as ordinary income to the extent that such distributions do not exceed the Company's E&P. The amount of a distribution which exceeds the Company's E&P will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in the Common Shares and thereafter as taxable capital gain. Corporate holders generally will not be allowed a deduction for dividends received in respect of distributions on Common Shares. The Company anticipates that a portion of such distributions will be treated as income from U.S. sources and that the balance will constitute foreign source "passive income" (or, in the case of certain holders, "financial services income") for U.S. foreign tax credit purposes.

     Dividends paid by the Company in Canadian dollars will be included in the income of U.S. Holders in a U.S. dollar amount based upon the exchange rate between U.S. and Canadian dollars in effect on the date of receipt. A U.S. Holder will have tax basis in such Canadian dollars for U.S. federal income tax purposes equal to their U.S. dollar value on the date of receipt. Any subsequent gain or loss in respect of such Canadian dollars arising from exchange rate fluctuations will be ordinary income or loss.

     Foreign Tax Credit. Subject to the limitations set forth in the Code, as modified by the United States-Canada income tax treaty, U.S. Holders may elect to claim a foreign tax credit against their U.S. federal income tax liability for Canadian income tax withheld from dividends received in respect of Common Shares. The rules relating to the determination of the foreign tax credit are complex, and prospective purchasers should consult their own tax advisors to determine whether and to what extent they would be entitled to such credit. U.S. Holders that do not elect to claim a foreign tax credit may instead claim a deduction for Canadian income tax withheld.

     Disposition of Common Shares. Upon the sale or other disposition of Common Shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale and such holder's tax basis in the Common Shares. Gain or loss upon the disposition of the Common Shares will be long-term if, at the time of the disposition, the Common Shares have been held for more than one year. In the case of Common Shares acquired upon conversion of a Note, the holding period for such Common Shares will include the period during which the converted Note was held. The deduction of capital losses is subject to limitations for U.S. federal income tax purposes.

     Controlled Foreign Corporation Status. U.S. Holders owning (directly, indirectly or by attribution) stock representing 10% or more of the total voting power of a "controlled foreign corporation" ("CFC") are required to include in gross income their pro rata shares of certain items of income derived by the CFC (including, in certain circumstances, income invested in U.S. property or passive assets) whether or not such amounts actually are distributed, and such holders also are subject to special rules with respect to gain realized upon the disposition of CFC stock and the foreign tax credit. A foreign corporation is a CFC if more than 50% of its stock (by vote or value) is owned (directly, indirectly or by attribution) by U.S. Holders who each own (directly, indirectly or by attribution) 10% or more of the total combined voting power of its shares. To the best of the Company's knowledge, it presently is not a CFC.

     Passive Foreign Investment Company Status. Special U.S. federal income tax rules apply to U.S. persons owning shares of a PFIC. A foreign corporation will be considered a PFIC for any taxable year in which 75% or more of its gross income consists of certain types of passive income or 50% or more of the average value of its assets are considered "passive assets" (generally assets that generate passive income). Based upon an analysis of its financial position, the Company believes that it presently is not a PFIC for U.S. federal income tax purposes. If the Company were a CFC, however, it is possible that the Company could also be treated as a PFIC due to special rules for the determination of PFIC status in the case of CFCs. While the Company intends to continue to manage its business so as to avoid PFIC status, to the extent consistent with its other business goals, no assurances can be made that the business plans of the Company will not change in a manner that affects its PFIC determination. If the Company were classified as a PFIC, a U.S. Holder could be subject to increased tax liability (possibly including an interest charge) upon the sale or other disposition of Common Shares or upon the receipt of certain "excess distributions," unless such U.S. Holder elected to be taxed currently on its pro rata portion of the Company's income (including capital gains), whether or not such income was distributed in the form of dividends or otherwise. In the event that the Company becomes aware that it may be a PFIC for any taxable year, it will promptly notify the Holders of such determination.

     Backup Withholding. A U.S. Holder may be subject to backup withholding at a rate of 31% with respect to payments of principal, premium and interest on the Notes and distributions on Common

Shares and also with respect to the proceeds from a disposition of Notes and Common Shares. In general, backup withholding will apply only if a U.S. Holder fails to comply with certain identification procedures or fails to properly report payments of interest and dividends. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, provided that the required information is furnished to the Internal Revenue Service.

  U.S. ALIEN HOLDERS

     Under present U.S. federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) payments of principal of and interest on the Notes by the Company or any paying agent to a beneficial owner of a Note that is a U.S. Alien Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest, (i) such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such holder is not, for U.S. federal income tax purposes, a CFC related, directly or indirectly, to the Company through stock ownership, (iii) such holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (iv) the certification requirements under Section 871(h) or
     Section 881(c) of the Code and Treasury regulations thereunder (summarized below) are met;

          (b) a U.S. Alien Holder of a Note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, or (ii) such gain is effectively connected with the conduct by such holder of a trade or business within the United States; and

          (c) a Note held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that, at the time of such individual's death, the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and payments with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business within the United States.

     Sections 871(h) and 881(c) of the Code and Treasury regulations thereunder require that, in order to obtain the exemption from withholding tax described in paragraph (a) above, either (i) the beneficial owner of a Note must certify, under penalties of perjury, to the Company or paying agent, as the case may be, that such owner is a U.S. Alien Holder and must provide such owner's name and address, and U.S. taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds a Note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to the Company or paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and must furnish the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest made to the certifying U.S. Alien Holder after issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. Under temporary Treasury regulations, such requirement will be fulfilled if the beneficial owner of a Note certifies on Internal Revenue Service Form W-8, under penalties of perjury, to the effect that it is a U.S. Alien Holder and provides its name and address, and any Financial Institution holding a Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

     If a U.S. Alien Holder of a Note is engaged in a trade or business within the United States, and if interest on the Note, or gain realized on the sale, exchange or other disposition of the Note, is effectively connected with the conduct of such trade or business, the U.S. Alien Holder, although exempt from U.S. withholding tax, will generally be subject to regular U.S. income tax on such interest or gain in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a holder will be required to provide to the Company a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such U.S. Alien Holder is a foreign corporation, it may be subject to a "branch profits" tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected E&P for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the E&P of such U.S. Alien Holder if such interest or gain is effectively connected with the conduct by the U.S. Alien Holder of a trade or business within the United States.

     Dividends paid (or deemed paid) on Common Shares held by a U.S. Alien Holder generally will not be subject to withholding of U.S. federal income tax to the extent such dividends are paid out of E&P for a taxable year for which the Company is subject to the branch profits tax and generally will not be subject to U.S. federal income tax unless the dividends are effectively connected with the conduct by the U.S. Alien Holder of a trade or business within the United States. A U.S. Alien Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of Common Shares (including the receipt of cash in lieu of fractional shares upon conversion of a Note into Common Shares), unless (i) such U.S. Alien Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange or redemption, and certain conditions are met, or (ii) such gain is effectively connected with the conduct by such holder of a trade or business within the United States. Except with respect to such a receipt of cash in lieu of fractional shares, no U.S. federal income tax will be imposed upon the conversion of a Note into Common Shares.

     In the case of a U.S. Alien Holder, under current Treasury regulations, backup withholding (as described above under "-- Backup Withholding") will not apply to payments made by the Company or any paying agent thereof on a Note or distributions on Common Shares if such holder has provided the required certification under penalties of perjury that it is not a U.S. Holder (as defined above) or has otherwise established an exemption, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. Holder.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the principal Canadian federal income tax considerations of acquiring, holding and disposing of the Notes and any Common Shares issued upon conversion of the Notes in accordance with their terms generally applicable under the Income Tax Act (Canada) (the "Tax Act") to a purchaser of Notes from a Selling Holder who, for the purposes of the Tax Act and at all relevant times, is not, and is not deemed to be, resident in Canada, deals at arm's length with the Company, is not affiliated with the Company within the meaning of proposed amendments to the Tax Act released by the Department of Finance on June 20, 1996, holds the Notes and Common Shares as capital property, does not hold or use and is not deemed or determined to hold or use the Notes and Common Shares in connection with the carrying on of a business in Canada and is not otherwise required by or for the purposes of the laws of Canada to include an amount in respect of any such securities in computing income from carrying on a business in Canada and, in the case of a person that carries on an insurance business in Canada, establishes that the Notes and Common Shares are not effectively connected with such insurance business carried on in Canada. This summary does not apply to purchasers of Notes who are financial institutions within the meaning of Section 142.2 of the Tax Act.

     This summary is based on the current provisions of the Tax Act and the Regulations thereunder (the "Tax Regulations") in force as of the date hereof, Company counsel's understanding of the current administrative and assessing policies of Revenue Canada, Customs, Excise & Taxation ("Revenue Canada"), and all specific proposals (the "Tax Proposals") to amend the Tax Act and Tax Regulations announced by the Minister of Finance (Canada) (the "Finance Minister") prior to the date hereof and on the assumption that the Common Shares will at all relevant times be listed on a prescribed stock exchange for purposes of the Tax Act (which currently includes the American Stock Exchange). This description is not exhaustive of all possible Canadian federal income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, and does not take into account provincial or foreign tax consequences which may differ significantly from those discussed herein. With respect to the Tax Proposals, no assurances can be given that the Tax Proposals will be enacted in the form proposed or at all.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUCTED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER OF THE NOTES AND NO REPRESENTATION WITH RESPECT TO CANADIAN FEDERAL INCOME TAX CONSIDERATIONS TO ANY HOLDER OF NOTES IS MADE HEREIN. ACCORDINGLY, PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

  FOREIGN CURRENCY TRANSLATION ISSUES

     Generally all amounts relevant to the computation of income under the Tax Act which are payable, paid, receivable, received or expressed in a foreign currency must be translated into Canadian dollars using an appropriate exchange rate. A holder's cost and proceeds of disposition of a Note or Common Share must be translated into Canadian dollars at the date of acquisition and at the date of disposition, respectively. Interest on Notes will generally be translated into Canadian dollars at the date on which such interest is paid or credited. Dividends paid on Common Shares will generally be translated into Canadian dollars at the date on which such dividends are paid.

  INTEREST ON NOTES

     No Canadian withholding tax will be payable on interest, or any portion of any early redemption bonus or premium deemed to be interest, paid or credited by the Company to a Holder of Notes.

  DIVIDENDS ON COMMON SHARES

     Canadian withholding tax at a rate of 25% (subject to reduction under the provisions of any relevant tax treaty) will be payable on dividends paid or credited to a Holder of Common Shares. Under the Canada-United States Income Tax Convention, 1980 (the "Convention"), the withholding tax rate applicable in respect of a beneficial owner of dividends that is a resident of the United States for purposes of the Convention, is generally reduced to 15% or, if the Holder is a corporation that beneficially owns at least 10% of the voting shares of the Company, to 6% for dividends paid or credited in 1996 and to 5% for dividends paid or credited thereafter.

  CAPITAL GAINS AND LOSSES

     Upon a disposition or deemed disposition of Notes (including on a redemption) or Common Shares, a capital gain (or loss) will generally be realized by a Holder to the extent that the proceeds of disposition, less reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Notes or Common Shares, as the case may be, to such Holder thereof. Interest accrued on a Note, and any portion of any early redemption bonus or premium deemed to be interest, paid to a Holder of a Note will be excluded from a Holder's proceeds of disposition of the Note. Three quarters of any capital gain (a "taxable capital gain") is included in computing income for purposes of the Tax Act and three quarters of any capital loss is deductible only against taxable capital gain in accordance with detailed provisions of the Tax Act in that regard.

     Capital gain or loss realized by a Holder on the disposition of the Notes or Common Shares will not be subject to Canadian tax or deductible for Canadian tax purposes as the case may be unless the Notes or Common Shares are taxable Canadian property (as defined in the Tax Act). Notes and Common Shares will generally not be taxable Canadian property to a Holder unless such Holder and/or persons with whom such Holder did not deal at arm's length, at any time within the five year period preceding the disposition, owned or had an option to acquire 25% or more of the issued shares of any class or series of shares of the Company. For this purpose, Revenue Canada takes the position that a Holder and persons with whom such Holder does not deal at arm's length within the meaning of the Tax Act will be considered to own any Common Shares which such Holder or such person is entitled to acquire on conversion of a Note or otherwise. Even if the Notes or Common Shares are taxable Canadian property, any capital gain realized on their disposition may be exempt from Canadian tax by reason of the provisions of a relevant tax treaty.

  CONVERSION OF NOTES

     The conversion of the principal amount of the Notes to Common Shares at the option of a Holder will be deemed not to be a disposition of the Notes and accordingly will not give rise to any capital gain or capital loss. The cost amount to a Holder of Common Shares received on the conversion will, subject to the averaging rules, be deemed to be equal to the Holder's adjusted cost base of the Notes immediately before the conversion. A Holder of Notes who receives cash not exceeding $200, in lieu of a fractional share, will have the option of recognizing the capital gain or capital loss arising on the disposition of the fractional share in computing the Holder's income for the taxation year in which the conversion occurs, or alternatively, of reducing the adjusted cost base of the Common Shares received at the time of the conversion by the amount of cash received by the Holder.

     THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S., CANADIAN, STATE, LOCAL OR OTHER INCOME TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is a Canadian corporation subject to the Canada Business Corporations Act ("CBCA"). The rights of shareholders in the Company are as provided under the CBCA, other applicable law and the Company's Articles of Incorporation and Bylaws. The Company's authorized capital stock consists of an unlimited number of shares of Common Shares, no par value, and an unlimited number of Preferred Shares issuable in series. At October 30, 1996, 31,256,442 shares of Common Shares were outstanding and 2,000,000 Series A Preferred Stock were outstanding.

COMMON SHARES

     Each holder of Common Shares is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Cumulative voting in the election of directors is not permitted. As a result, the holders of more than 50% of the outstanding shares have the power to elect all directors. The quorum required at a shareholders' meeting for consideration of any matter is ten percent or more of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the matter is required for shareholder approval.

     Subject to the rights of any holders of Preferred Shares, the holders of Common Shares are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor and, in the event of a liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after the payment of liabilities. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to Common Shares. All of the Common Shares outstanding, and those issued upon conversion of the Notes in accordance with the terms of the Notes will be, as of the date therefore will be legally issued, fully paid and non-assessable.

PREFERRED SHARES

     The Board of Directors has the authority to issue an unlimited number of Preferred Shares in one or more series. The broad discretion granted to the Board of Directors to establish the terms and conditions with respect to the Preferred Shares may result in an anti-takeover effect. The only series of Preferred Shares consists of 2,000,000 shares and has been designated as the Series A Preferred Shares. Each Series A Preferred Share is convertible, at the option of the holder thereof, into two Common Shares at any time.

     A holder of Series A Preferred Shares will be entitled to receive dividends out of any funds legally available therefor, payable in an amount per share equal to the amount such holder would have received if such Series A Preferred Shares had been converted into Common Shares on the record date. Dividends will only be paid when declared by the Board of Directors. The holders of Series A Preferred Shares will not accrue any rights by reason of the Board's failure to declare dividends.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holder of each Series A Preferred Share will be entitled to receive a preferential amount of Can. $2.50 per share, plus the amount of any declared but as yet unpaid dividends to the date fixed for payment of such amount, before any amounts are paid to the holders of Common Shares. After the payment or the setting apart for payment to the holders of Series A Preferred Shares of the preferential amounts payable to them as described above, the holders of Series A Preferred Shares and the holders of Common Shares will be entitled to receive, ratably share for share without distinction as to class or series, all of the remaining assets of the Company. The Series A Preferred Shares are non-voting, except as otherwise required by law.

                                SELLING HOLDERS

     The Notes were originally issued by the Company and sold by Goldman Sachs International and UBS Securities LLC (the "Underwriters"), in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Underwriters to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), to a limited number of institutional investors that are accredited investors within the meaning of Rule 501(a) of the Securities Act, or outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and Common Shares issued upon conversion of the Notes. The term Selling Holder includes the holders listed in any Supplement hereto and the beneficial owners of the Notes and their transferees, pledgees, donees or other successors. Any such Supplement will contain certain information with respect to the Selling Holders and the respective aggregate principal amount of Notes beneficially owned by each Selling Holder that may be offered pursuant to this Prospectus. Such information will be obtained from the Selling Holders and the Trustee.

     Except as may be set forth in any Supplement hereto, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or its affiliates. Because the Selling Holders may, pursuant to this Prospectus, offer all or some portion of the Notes or the Common Shares issuable upon conversion of the Notes, no estimate can be given as to the principal amount of the Notes or the number of Common Shares issuable upon conversion of the Notes that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes, since the date on which they provided the information regarding their holdings of Notes, in transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

     The Offered Securities may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Offered Securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Offered Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Offered Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Offered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Holders. The foregoing may affect the marketability of such securities.

     Pursuant to the Registration Rights Agreement, all expenses of the registration of the Offered Securities will be paid by the Company, including without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL OPINIONS

     The validity of the Common Shares issuable upon conversion of the Notes and certain Canadian income taxation matters have been passed upon for the Company by Blake, Cassels & Graydon, Toronto, Ontario, and the validity of the Notes has been passed upon for the Company by Kirkpatrick & Lockhart LLP, Washington, D.C.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as of December 31, 1995 and 1994, and for the three years ended December 31, 1995, upon the authority of said firm as experts in giving said reports.

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     The enforcement by purchasers of civil liabilities under the federal securities laws of the United States may be adversely affected by the fact that the Company is a Canadian corporation, many of its directors and one of its principal shareholders are residents of Canada, and a portion of the Company's assets and all or a substantial portion of the assets of such other persons are located outside the United States. As a result, it may be difficult for purchasers to effect service of process within the United States upon such persons or to realize against them in the United States upon judgements of courts of the United States predicated upon civil liabilities under securities laws of the United States. Blake, Cassels & Graydon, Canadian counsel for the Company, has advised it that there is doubt as to the enforceability in Canada against the Company or its directors or shareholders who are not residents of the United States in original actions or in actions for enforcement of judgments of United States courts of liabilities predicated upon federal securities laws of the United States.

     In addition, it may be more difficult under Canadian law than under United States law for a shareholder to maintain a class action or derivative law suit; moreover, compensation of attorneys on a contingency fee basis currently is prohibited in Ontario and limited in certain other provinces in Canada.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AGENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    3
Risk Factors..........................    7
Use of Proceeds.......................   12
Determination of Offering Price.......   12
Description of Notes..................   13
Certain Income Tax Considerations.....   28
Description of Capital Stock..........   34
Selling Holders.......................   35
Plan of Distribution..................   36
Legal Opinions........................   37
Independent Public Accountants........   37
Enforceability of Civil Liabilities
  Against Foreign Persons.............   37

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                  $86,250,000
                                 NORTH AMERICAN
                                 VACCINE, INC.
                         6.50% CONVERTIBLE SUBORDINATED

                             NOTES DUE MAY 1, 2003
                               ------------------

                                   PROSPECTUS
                               ------------------

                             DATED NOVEMBER 5, 1996
------------------------------------------------------
------------------------------------------------------